Exhibit 99.1

Merck Extends Immuno-Oncology Collaboration with Agenus

Collaboration involves two proprietary Merck targets

LEXINGTON, Mass.--(BUSINESS WIRE)--June 3, 2015--Agenus Inc. (NASDAQ: AGEN), an immunology company developing innovative treatments for cancers and other diseases, announced today that Merck, known as MSD outside the United States and Canada, through a subsidiary, has extended its collaborative research term under its existing collaboration and license agreement with Agenus, for the discovery and development of therapeutic antibodies to Merck proprietary immune checkpoints for the treatment of cancer.

Under the terms of the original agreement, Agenus will discover and optimize fully human antibodies against two undisclosed Merck checkpoint targets using the Retrocyte Display™ platform. Merck will be responsible for the further development and commercialization of candidates generated under the collaboration. The discovery phase has been extended to April 2016. As previously disclosed, under the terms of the agreement, Agenus is eligible to receive approximately $100 million in milestone payments as well as royalties on worldwide product sales.

“This collaboration has resulted in encouraging outcomes, and we’re delighted that a leader in the rapidly developing immuno-oncology space has elected to extend this discovery phase of our collaboration,” said Robert Stein, MD, PhD, Chief Scientific Officer of Agenus Inc. "We believe our antibody generating technology is now the most extensive in vitro platform in the industry with significant advantages for creation of high quality antibody candidates.”

About Agenus
Agenus is an immunology company developing a series of Checkpoint Modulators for the treatment of patients with cancer, infectious diseases, and other immune disorders, heat shock protein (HSP)-based vaccines, and immune adjuvants. These programs are supported by three separate technology platforms. Agenus’ internal and partnered checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3, PD-1 and other undisclosed programs. The company’s proprietary discovery engine Retrocyte DisplayTM is used to generate fully human and humanized therapeutic antibody drug candidates. The Retrocyte Display platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus recently acquired a powerful yeast antibody display platform termed SECANT, developed by Celexion, LLC. SECANT allows rapid generation of soluble, full-length human antibodies. SECANT and Agenus’ mammalian antibody display platform have complementary strengths and further bolster Agenus' abilities to generate and optimize fully human monoclonal antibodies. Agenus’ heat shock protein-based vaccines have completed Phase 2 studies in newly diagnosed glioblastoma multiforme, and in the treatment of herpes simplex viral infection; the heat shock protein-based vaccine platform can generate personalized as well as off the shelf products. The company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and with Janssen Sciences Ireland UC and includes several candidates in Phase 2 trials, as well as shingles and malaria vaccines which have successfully completed Phase 3 clinical trials. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+; information that may be important to investors will be routinely posted in these locations.

Forward-Looking Statement
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the future research and development efforts of Agenus and its collaboration partners and the potential for Agenus to receive milestone and royalty payments for product candidates. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

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